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                                                              EXHIBIT 99(c)(20)

                           NON-SOLICITATION AGREEMENT


               THIS NON-SOLICITATION AGREEMENT ("Agreement") is made and entered into among Science Applications International Corporation ("SAIC") and Louis Bunz ("Employee").

               1. EFFECTIVE DATE. This Agreement shall be effective as of the closing date pursuant to that certain Agreement and Plan of Merger dated February 21, 1999, among SAIC, Oscar Acquisition Corporation, and Oacis Healthcare Systems ("Oacis").

               2. CONSIDERATION. In consideration, in part, of the covenants of Employee set forth in Section 3 below, SAIC shall provide to Employee the special retention package described in that certain letter dated February 19, 1999.

               3. NON-SOLICITATION COVENANT. Throughout the period beginning on the Effective Date and continuing for a period of one (1) year from the date Employee, for whatever reason, ceases to be employed by Oacis, SAIC or any other affiliate or subsidiary of SAIC , Employee, without SAIC's prior written consent, shall not, directly or indirectly, whether as an employee, consultant, independent contractor, partner, joint venturer or otherwise, (i) solicit or induce, or in any manner attempt to solicit or induce, any person employed by, or as agent of, Oacis, SAIC or any other affiliate or subsidiary of SAIC to terminate such person's employment or agency, as the case may be, therewith or
(ii) divert, or attempt to divert, any person, concern, or entity from doing business with Oacis, SAIC or any other affiliate or subsidiary of SAIC, nor will Employee attempt to induce any such person, concern or entity to cease being a customer or supplier of Oacis, SAIC or any other affiliate or subsidiary of SAIC.

               4. EXTENSION OF EXISTING EMPLOYEE CONFIDENTIALITY AND PROPRIETARY INFORMATION AGREEMENT. Employee agrees that the term "Company" as set forth in that certain Employee Confidentiality and Proprietary Information Agreement between Oacis and Employee shall be deemed to include SAIC and its other affiliates and subsidiaries.

               5. SEVERABLE PROMISES. This Agreement shall be enforced to the fullest extent permissible under the law applicable. If any particular provisions or portion of this Agreement shall be adjudicated to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication is made.


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               6. MISCELLANEOUS.

               (a) GOVERNING LAW. Except as expressly set forth in Section 5, questions concerning the validity and operation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of California.

               (b) CUMULATIVE REMEDIES; NO WAIVER. Each and all of the several rights and remedies provided in this Agreement, or by law or in equity, shall be cumulative, and no one of them shall be exclusive of any other right or remedy, and the exercise of any one of such rights or remedies shall not be deemed a waiver or, or an election to exercise, any other such right or remedy. No waiver of any term or condition of this Agreement shall be construed as a waiver of any other term or condition.

               (c) ATTORNEYS' FEES. In the event of any action or proceeding relating to this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees.

               (d) COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               (e) AMENDMENT AND MODIFICATIONS. Subject to applicable law, this Agreement may be amended, modified and supplemented only by written agreement among the parties hereto which states that it is intended to be a modification of this Agreement.

               (f) ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of any successor or assignee of Oacis.

Dated:   February 20, 1999
       ---------------------

 "SAIC"                                            SCIENCE APPLICATIONS
                                                   INTERNATIONAL CORPORATION
                                              By: /s/ Kevin A. Werner
                                                  -----------------------------
"EMPLOYEE"                                        /s/ Louis Bunz


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